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                                                                    EXHIBIT 99.1

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
[LAKES ENTERTAINMENT, INC. LOGO]                      130 CHESHIRE LANE
                                                      MINNETONKA, MN 55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Thursday, April 1, 2004



                WORLD POKER TOUR EVENTS CONTINUE DRAMATIC GROWTH


THE WORLD POKER CHALLENGE HOSTED BY THE RENO HILTON SETS TOURNAMENT RECORDS FOR
             NUMBER OF ENTRIES, PRIZE MONEY AND FIRST PLACE PAYOUT

      342 PLAYERS CONTEND FOR $1,633,700 IN THE HIGH STAKES WPT TOURNAMENT



MINNEAPOLIS, MN (APRIL 1, 2004)-- The World Poker Challenge hosted by the Reno Hilton is the latest event on the WORLD POKER TOUR to demonstrate the effects of the television show's popularity. The tournament recorded its highest participation levels to date, with 342 players signed up for this week's event. The tournament will culminate on April 1, 2004 with the filming of the Final Table for the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network.

The increase in players catapults the total prize money to $1,633,700, including the $25,000 WPT contributed to the prize pool. With this large prize pool for the tournament, players down to 27th place will go home with a nice payday, and the winner will capture a top prize of $604,469, including a seat in the season finale WPT Championship April 19th-23rd at Bellagio, Las Vegas. Last year's champion, Ron Rose, from Dayton, OH, walked away with $186,298 when the prize pool totaled $420,746. Two years ago, before the tournament became a WPT event, the tournament had 32 entries. The prize pool is determined by the number of players "buying in" to the tournament -- in this case the entry fee is $5,000 per person.

"We are excited about the dramatic increase in participation and prize pool at the World Poker Challenge," said CEO of the World Poker Tour, Steve Lipscomb. "The accomplishment is a testament to the Reno Hilton and we are pleased to have the event as one of the WPT's tour stops."



                                     (MORE)



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The World Poker Tour, approximately 80% owned by Lakes Entertainment, is one of cable television's hit shows of the year. More than five million people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players hidden cards to the television audience. The show is the highest rated series in the history of The Travel Channel.

The dramatic increase in prize money at the World Poker Challenge is helping drive the WPT's total prize money for Season 2 to over $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The World Poker Challenge concludes Thursday. WPT fans in Reno are welcome to come watch the action and see who will go home with the millions laid forth on the table before the final hand. The show begins at 2:00 p.m. Thursday, April 1st in the Reno Ballroom at the Reno Hilton. The next stop on the tour will be the WPT Championship at Bellagio, Las Vegas on April 19-23, 2004. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

About The World Poker Tour

The World Poker Tour television series has captured millions of TV viewers thanks to its hallmarks a blend of high caliber sports-style production shot from 17 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards to the television audience, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com . Season 2 of the World Poker Tour is currently airing Wednesday nights at 9 PM E/T on Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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